EXHIBIT 11.1
UNITIL CORPORATION

Computation in Support of Earnings per Share



                                                   Year Ended December 31,
                                                  1996      1995       1994
                                                       (000's Omitted)
PRIMARY EARNINGS PER SHARE
Net Income                                       $8,729    $8,369     $8,038
     Less: Dividend Requirements on                 278       284        291
           Preferred Stock
Net Income Applicable to Common Stock            $8,451    $8,085     $7,747

Average Number of Common Shares Outstanding       4,354     4,299      4,234

Earnings per Average Common Share Outstanding     $1.94     $1.88      $1.83


FULLY-DILUTED EARNINGS PER SHARE
Net Income                                       $8,729    $8,369     $8,038
     Less: Dividend Requirements on                 278       284        291
           Preferred Stock
Net Income Applicable to Common Stock            $8,451    $8,085     $7,747

Average Number of Common Shares Outstanding
  and Equivalents*                                4,463     4,382      4,306

Earnings per Average Common Share Outstanding     $1.89     $1.85      $1.80



* Assumes conversions of options outstanding and repurchase of Common Shares outstanding with proceeds.